Exhibit 15.1

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf Retains Hillcrest Merchant Partners

as its Canadian Capital Markets Advisor

VERNON, BC – March 7, 2019 – True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, announced today that it has retained Hillcrest Merchant Partners, a respected Toronto-based merchant bank firm, as the Company’s Canadian capital markets advisor.

Co-founded by Donato Sferra and Mark Attanasio, Hillcrest Merchant Partners advises companies with considerable growth potential that seek additional capital and/or strategic acquisitions. Hillcrest Merchant Partners provides capital markets advisory services, including introducing its clients to prospective investors, capital structuring, investor presentation and financial modelling preparation, strategic financing alternatives and positioning, and merger and acquisition advisory.

“2019 represents the year of high growth for True Leaf,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “We are excited to be working with Hillcrest Merchant Partners to reach our goals with capital markets. With their track record of success in the cannabis industry, we’re confident that Hillcrest is the right partner to help us pierce the cannabis clutter as we work with them to secure capital and review potential accretive acquisitions.”

The founders of Hillcrest Merchant Partners have worked with many well-known cannabis brands, including Canopy Growth, Cronos Group, Khiron Life Sciences, Organigram, WeedMD, Emerald Health, and Bedrocan Canada. Before he co-founded the firm, Mr. Sferra served as Managing Director of Investment Banking at Eight Capital, formerly known as Dundee Capital Markets, where he led the firm’s cannabis investment banking team.

“True Leaf has all the ingredients of a strong brand: a unique niche focus, an impressive leadership team, and a well-established global retail distribution network,” said Donato Sferra, Managing Partner of Hillcrest Merchant Partners. “True Leaf sits at the intersection of two high growth industries – cannabis and pets – and is one to watch based on my network and experience. There are many cannabis companies, but few are like True Leaf.”

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

Media Contact:

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)

Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

Joe Green (US)

Edison Advisors

jgreen@edisongroup.com

O: 646-653-7030

M: 917-575-7089

Follow True Leaf

Twitter: @trueleafmed

Facebook: trueleafmed

Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.